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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                                 VALLEY BANCORP

                                    ARTICLE I
                                      NAME

      The name of the corporation is:

                                 VALLEY BANCORP

                                   ARTICLE II
                                     PURPOSE

      The purpose for which this corporation is organized is to engage in any bank holding company business or activity not forbidden by law or these Articles of Incorporation.

                                   ARTICLE III
                                  CAPITAL STOCK

3.01  AUTHORIZED SHARES

      The total number of shares of stock this corporation is authorized to issue shall be Ten Million Five Hundred Thousand (10,500,000). This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

3.02  COMMON STOCK

      Ten Million (10,000,000) shares of the authorized stock have a par value of $0.73 per share and are designated Common Stock. Each share of Common Stock, when issued, shall have one (1) vote on all matters presented to the stockholders.

3.03  PREFERRED STOCK

      Five Hundred Thousand (500,000) shares of the authorized stock have a par value of One Dollar ($1.00) per share and are designated Preferred Stock. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

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      (a)   Whether or not the class or series shall have voting rights, full or limited, the nature and the qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

      (b) The number of shares to constitute the class or series and the designation thereof;

      (c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

      (d) Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

      (e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

      (f) The dividend rate, whether dividends are payable in cash, stock of the corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

      (g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

      (h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

      (i) Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

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3.04  PREEMPTIVE RIGHTS

      Holders of Common Stock shall not have preemptive rights.

3.05  ASSESSMENT OF STOCK

      The capital stock of this corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid up shall ever be assessable or assessed, except as provided by Chapter 661 of the NRS.

                                   ARTICLE IV
                                    DIRECTORS

      The governing body of this corporation shall be the Board of Directors. The members of the Board of Directors shall be styled as directors. Directors must be stockholders.

                                    ARTICLE V
                            LIMITATIONS OF LIABILITY

5.01  DIRECTOR AND OFFICER LIABILITY

      No director or officer of this corporation shall be personally liable to this corporation or to any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate the liability of a director or officer for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
(ii) the unlawful payment of distributions. Any repeal or modification of this
Article VII by the stockholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of this corporation for acts or omissions prior to such repeal or modification.

5.02  STOCKHOLDER LIABILITY

      The holders of this corporation's capital stock shall not be individually responsible or liable for the debts, contracts or liabilities of this corporation. Notwithstanding anything in these Articles of Incorporation to the contrary, however, stockholders shall be liable as provided in Chapter 661 of the NRS.

                                   ARTICLE VI
                                 INDEMNIFICATION

      Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of this corporation, or is or was serving at the request of this corporation as a director or officer of another corporation, or as its representative in a

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partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by this corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by this corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article VI.

      Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause this corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of this corporation, or is or was serving at the request of this corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not this corporation would have the power to indemnify such person.

      The indemnification provided in this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

      Notwithstanding the forgoing, the provisions of this Article VI are subject to the requirements and limitations, if any shall apply, set forth in state and federal laws, rules, regulations, or orders regarding indemnification and prepayment of legal expenses.

      Stockholder Vote:

      The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 1,331,903 (77.19% of shares entitled to vote.)

Officer Signature:

                                /s/ Barry Hulin
                                ------------------------------------------------
                                Barry Hulin, President & CEO

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